Exhibit 10.1
TENGION, INC.
CHANGE IN CONTROL PLAN

1. Purpose.  The purpose of the Tengion, Inc. Change in Control Plan (the “Plan”) is to increase the value and attractiveness of the Company by providing key eligible individuals an incentive to maximize proceeds upon consummation of a Change in Control.

2. Administration.  The Administrator shall have the discretionary authority to construe, interpret, and implement the Plan; prescribe, amend, and rescind rules and regulations relating to the Plan; and make all other determinations that in the Administrator’s judgment are necessary or advisable for the administration of the Plan. The determination of the Administrator on any matter relating to the Plan, including, for the avoidance of doubt but without limitation, the determination of any amounts payable hereunder, shall be final, binding, and conclusive.

3. Term of Plan.  The Plan shall commence on the Effective Date and shall terminate as of immediately following a Change in Control; provided that, if no Change in Control occurs before the third anniversary of the Effective Date, the Plan shall terminate on such date.  For the avoidance of doubt, termination of the Plan shall not affect the rights of any Participant hereunder to payment of Plan benefits, if any, accrued by reason of the Change in Control, and those provisions of the Plan that are necessary to administer any such payments shall continue to apply until the Participant (or his or her beneficiary) has been paid all amounts to which he or she is entitled hereunder.

4. Maximum Number of Incentive Units.  The maximum number of Incentive Units available for grant under the Plan shall be 100,000. Units that are forfeited by a Participant shall again be available for grant under the Plan.

5. Definitions.

The following definitions shall apply for purposes of this Plan:

5.01. “Administrator” means the Committee (as constituted prior to the Change in Control).  The Committee may delegate some or all of its authority hereunder to one or more persons.  In the event of any such delegation, the term “Administrator” shall include any such delegates to the extent of the applicable delegation.

5.02. “Available Proceeds” means the sum of (i) twelve percent (12%) multiplied by the lesser of (A) the portion of the Change in Control Consideration that exceeds the Invested Amount or (B) $200 million minus the Invested Amount, and (ii) fifteen percent (15%) of the portion of the Change in Control Consideration that exceeds $200 million (e.g., if the amount of Change in Control Consideration were $180 million and the Invested Amount were $36 million, the Available Proceeds would be the sum of (i) 12% multiplied by $144 million and (ii) 15% multiplied by zero; similarly, if the amount of Change in Control Consideration were $230 million and the Invested Amount were $36 million, the Available Proceeds would be the sum of (i) 12% multiplied by $164 million and (ii) 15% multiplied by $30 million).

5.03. “Balance” means the number of Incentive Units allocated to the Participant’s Incentive Unit Account.

5.04. “Cause” means (A) the Participant’s commission of a felony or crime of moral turpitude; (B) the Participant’s embezzlement, willful breach of fiduciary duty or fraud with regard to the Company or any of its assets or businesses; (C) the Participant’s deliberate failure to perform the material duties of his or her position (other than as a result of a disability); (D) the Participant’s dishonesty, willful or gross misconduct, or illegal conduct in connection with the Participant’s employment with, or other service to, the Company or any of its subsidiaries; or (E) the Participant’s breach of any restrictive covenant in favor of the Company or any of its subsidiaries relating to confidentiality, competition or solicitation.

5.05. “Change in Control” means the first (and only the first) of the following to occur: (i) the sale, conveyance or disposal of all or substantially all of the Company’s property or business or (ii) the merger with or into or the consolidation with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Company), or the occurrence of any other transaction or series of related transactions, in any such case immediately following which the stockholders of the Company immediately prior to such transactions(s) directly or indirectly own less than fifty percent (50%) of the voting power of the surviving entity immediately after such transaction(s).

5.06. “Change in Control Consideration” means an amount equal to the aggregate value (as determined by the Administrator in its sole discretion) of all cash, securities and other property or rights that in connection with a Change in Control are receivable by or distributable to all holders of all capital stock of the Company and all holders of securities that are convertible into, or exchangeable for, the capital stock of the Company, in each case assuming the maximum amount payable with respect to any Contingent Consideration.  For purposes of the preceding sentence, amounts payable under the Plan that reduce the aggregate value receivable by or distributable to such holders of capital stock and convertible securities shall be treated as receivable by such holders.

5.07. “Change in Control Date” means the date on which a Change in Control is consummated.

5.08. “Code” means the U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

5.09. “Committee” means the Compensation Committee of the Board of Directors of the Company.

5.10. “Company” means Tengion, Inc.

5.11. “Contingent Consideration” means that portion, if any, of the Change in Control Consideration that consists of an earn-out, escrow and/or other holdback, other than any contingent right to receive future payment that is tradeable on an active securities market or securities exchange.

5.12. “Effective Date” means May 8, 2013.

5.13. “Eligible Individual” means an employee or consultant of the Company and any other individual who provides substantial services to the Company.

5.14. “Incentive Unit” means a bookkeeping entry that entitles the holder to payment pursuant to Section 8 and the other terms of the Plan.

5.15. “Incentive Unit Account” means the bookkeeping account established for the Participant with respect to the Incentive Units.

5.16. “Invested Amount” means the aggregate amount paid to the Company in respect of all (i) shares of capital stock of the Company issued by the Company since September 1, 2012, and (ii) all securities issued by the Company since September 1, 2012 and that are convertible into, or exchangeable for, shares of capital stock of the Company; provided, however, that in no event shall the Invested Amount exceed $36 million.

5.17. “Participant” means an Eligible Individual participating in the Plan as provided in Section 6.

5.18. “Payment Date” means the date on which any portion of the Change in Control Consideration is paid to the Company or the Company’s stockholders or securityholders.

5.19.  “Pro Rata Allocation” means a fraction equal to (i) the Participant’s Balance as of the Change in Control Date, divided by (ii) 100,000.

5.20. “Realized Change in Control Consideration” with respect to any Payment Date, means the portion of the Change in Control Consideration actually paid to the Company’s stockholders and securityholders on such Payment Date.  Any contingent right to receive future payment that is tradeable on an active securities market or securities exchange shall be treated as Realized Change in Control Consideration when delivered (and the underlying contingent future payments, if any, shall not be taken into account when paid).  For purposes of applying the first sentence of this definition, amounts payable under the Plan that reduce the aggregate value receivable by or distributable to such stockholders or securityholders in respect of a Payment Date shall be treated as actually paid to such stockholders and securityholders on such Payment Date.

5.21. “Realized Change in Control Ratio” with respect to any Payment Date means a fraction equal to (i) the Realized Change in Control Consideration with respect to such Payment Date, divided by (ii) the Change in Control Consideration.

5.22. “Section 409A” means Section 409A of the Code and the regulations thereunder.

5.23. “Upfront CIC Amount” means the amount allocated to a Participant’s Incentive Unit Account pursuant to Section 7.02 on the Change in Control Date.

6. Eligibility and Participation.  The Administrator shall determine which Eligible Individuals are to participate in the Plan and shall determine the number of Incentive Units to be awarded to each Participant.  The number of Incentive Units awarded to a Participant may be increased by a subsequent award, but, except by reason of forfeiture pursuant to Section 7.05 and Section 9, may not be decreased without the consent of the affected Participant.

7. Incentive Unit Accounts.

7.01. Balance.  The Company shall establish on its books a separate Incentive Unit Account to which shall be credited the Balance as described on Schedule A with respect to each Participant.  A Participant’s Incentive Unit Account will be adjusted from time to time to reflect any forfeitures pursuant to Section 7.05 and Section 9 and to reflect additional grants of Incentive Units to such Participant, if the Administrator makes any such grants.

7.02. Allocation of Available Proceeds. On each Payment Date, each Participant’s Incentive Unit Account shall be allocated an amount equal to the product of: (i) the Participant’s Pro Rata Allocation, multiplied by (ii) the amount of Available Proceeds, multiplied by (iii) the Realized Change in Control Ratio.

7.03. Stay Bonus.  Notwithstanding the Section 7.02 above, if the target amount of the Participant’s annual cash bonus, if any, for the year in which the Change in Control Date falls (the “Stay Bonus”) is greater than the Upfront CIC Amount, the Participant shall be allocated on the Change in Control Date the Stay Bonus in lieu of the Upfront CIC Amount.

7.04. No Voting/Shareholder Rights.  The Participant’s Incentive Units do not carry voting rights and no Participant has any rights as a stockholder of the Company by reason of participation in the Plan or the allocation of Incentive Units to his or her Incentive Unit Account.

7.05. Vesting.  Except as provided in Section 9, all Incentive Units shall be forfeited immediately upon termination for any reason of the Participant’s employment or service with the Company.  If a Participant is employed by the Company or providing service to the Company on the Change in Control Date, as determined by the Administrator, all of the Participant’s Incentive Units shall become fully vested immediately prior to the occurrence of the Change in Control.

8. Payment.

8.01. Upfront Payments.  In the event of a Change in Control, the Upfront CIC Amount or the Stay Bonus, as determined under Section 7, shall be paid to the Participant in a single lump sum (subject to applicable tax withholding) on or as soon as practicable following the Change in Control Date but in no event later than sixty (60) days following the Change in Control Date. If the Change in Control Consideration is comprised of different forms of consideration, unless otherwise determined by the Administrator, the amount payable in respect of each Participant’s Incentive Unit Account shall be paid by delivering to such Participant a portion (as determined by the Administrator) of each type of consideration comprising the Change in Control Consideration.

8.02. Holdbacks.  In addition to his or her entitlement to the Upfront CIC Amount or the Stay Bonus, as applicable, the Participant shall, subject to the terms of the Plan, be entitled to receive the amount allocated to his or her Incentive Unit Account on a Payment Date in respect of any Contingent Consideration paid on such Payment Date, but such amount shall be held back and paid, if at all, subject to applicable tax withholding, at the same time and on the same basis as the Contingent Consideration is paid to the Company’s stockholders or securityholders. Notwithstanding anything to the contrary herein, the payment terms described in this Section 8.02 may be modified by the Administrator to the extent the Administrator deems such modification to be necessary or advisable to comply with the requirements of Section 409A or the requirements for exemption from Section 409A.

9. Termination of Employment or Service.

9.01. Terminations in General.  Except as otherwise provided in Section 9.02 below, in the event that a Participant’s employment or service with the Company terminates at any time prior to a Change in Control, such Participant shall forfeit all of his or her Incentive Units with no consideration due to the Participant, and shall thereafter be excluded from participation in the Plan.

9.02. Termination by the Company without Cause within Six Months of a Change in Control.  A Participant whose employment or service with the Company and its subsidiaries is terminated by the Company and its subsidiaries without Cause within six months prior to a Change in Control shall be entitled to keep his or her Incentive Units as if no termination of employment or service had occurred.

10. Section 409A.  The payments under this Plan are intended to be exempt from, or compliant with, Section 409A, and shall be administered accordingly. Notwithstanding the foregoing, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on any Participant by Section 409A or any damages for failing to comply with Section 409A.

11. Contractual Obligation.  The obligations of the Company and any of its affiliates whose employees or service providers are participating in the Plan, if any, to make payments hereunder shall be contractual only and all such payments shall be made from the general assets of the Company and such affiliates.  Participants and any other person or persons having or claiming a right to payments hereunder shall rely solely on the unsecured promise of the Company and such affiliates, and nothing herein shall be construed to give the Participant or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or its affiliates or in which it may have any right, title or interest now or in the future, including, without limitation, any investments that may be made by the Company or its affiliates to hedge the obligations of the Company.

12. Non-Alienation of Benefits. A Participant may not assign, sell, encumber, transfer, or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

13. No Right to Continued Employment.  Neither the provisions of the Plan nor any action taken thereunder shall be considered a contract or guarantee of employment, service, wages or compensation.

14.      Withholding.  Notwithstanding any other provision of this Plan, the Company shall have the right to withhold from any payment made under the Plan any taxes required by law to be withheld with respect to any payment hereunder.  In the event that any portion of the amount payable to the Participant hereunder is to be made in a form other than cash, each Participant agrees to remit to the Company in cash (or in such other form as may be permitted by the Administrator) the amount necessary to pay all taxes required by law to be withheld with respect to such portion (but only to the extent the taxes due with respect to such portion cannot be satisfied out of cash otherwise payable to the Participant hereunder).

15.      Amendment or Termination.  The Administrator may at any time or times amend the Plan for any purpose which may at the time be permitted by law, and may at any time terminate the Plan; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an award so as to affect materially and adversely the Participant’s rights under the award, unless the Administrator expressly reserved the right to do so at the time of the award.

16.       No Liability of Administrator.  No member of the Committee or any other person or persons acting by delegation as Administrator shall be personally liable by reason of any contract or other instrument executed by such person or on his or her behalf in his or her capacity as a member of the Committee or as the Administrator nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of this Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with this Plan unless arising out of such person’s own fraud or willful bad faith.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or by-laws, each as amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

17.       Reliance on Reports.  The Administrator (including all members thereof) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so relied, acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its affiliates and/or any other information furnished in connection with this Plan by any person or persons other than himself or herself.

18. Notice. Whenever notice is required to be given under the terms of the Plan such notice shall be deemed to have been given three days after being sent in writing by registered or certified mail as follows:

If to the Administrator, to it at:

3929 Westpoint Boulevard, Suite G
Winston-Salem, NC 27103
Attention: Corporate Secretary

If to the Participant or his or her legal representative, to him or her at his or her last known address as shown in the records of the Company or, in the absence of any such record for the Participant’s legal representative, to the Participant’s last known address as shown in the records of the Company.

19. Governing Law. The Plan shall be governed by and administered in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law.

Schedule A

Name of Participant:

Balance of Incentive Unit Account as of [date]:

Acknowledged and agreed as of [date]

TENGION, INC.
By:
Name:
Title:

PARTICIPANT
By:
Name: